Exhibit 10.01

EXECUTION VERSION

MERU NETWORKS, INC.

TRANSITIONAL EMPLOYMENT AGREEMENT

This Transitional Employment Agreement (this “Agreement”) is entered into as of October 3, 2011, by and between Ihab Abu-Hakima (“Executive”) and Meru Networks, Inc. (the “Company”) (collectively referred to as the “Parties”).

RECITALS

WHEREAS, Executive is currently employed by the Company as its President and Chief Executive Officer and is a member of the Company’s Board of Directors (the “Board”);

WHEREAS, the Parties wish to provide for the transition of employment for Executive, and the Parties wish to agree upon the terms and conditions applicable to such transitional period of employment and retention compensation payable upon Executive’s termination of employment with the Company;

NOW THEREFORE, in consideration of the promises made herein, the Parties hereby agree as follows:

AGREEMENT

1. Transitional Employment. Executive shall continue in active employment with the Company for the “Transitional Period,” which shall commence as of the date of this Agreement and shall continue until the earlier to occur of (a) the date that is thirty (30) days after the date on which a new Chief Executive Officer of the Company is appointed and commences work in that capacity (such later date, the “New CEO Transition Date”), or (b) March 31, 2012 (such earlier date, the “Planned Termination Date”). Notwithstanding the foregoing, Executive’s employment with the Company during the Transitional Period will continue to be at-will and may be terminated by Executive or by the Company at any time for any reason. For purposes of this Agreement, the “Actual Termination Date” means the actual date on which Executive’s employment with the Company is terminated for any reason. Following the date on which a new Chief Executive Officer of the Company is appointed and commences work in that capacity, and until the New CEO Transition Date, Executive will make himself reasonably available for consultation and to assist with the transition of his duties during reasonable business hours for up to twenty (20) hours per week at such location(s) reasonably requested by the Company; it being understood that Executive would not be expected to routinely maintain a regular in-office schedule.

2. Compensation and Benefits. Executive will receive the following:

(a) Executive will continue to receive payment of his salary in the ordinary course, through March 31, 2012, at his current annual base salary rate of $364,000; provided, however, that if Executive (x) terminates his employment voluntarily without Good Reason (as defined below) prior to the Planned Termination Date or (y) is terminated by the Company for Cause (as defined below) prior to the Planned Termination Date, no salary payments shall be payable for days after the Actual Termination Date.

(b) Executive will, until March 31, 2012, continue to participate in applicable Company employee benefit plans, subject to the terms and conditions of such plans and will continue to accrue vacation; provided, however, that if Executive (x) terminates his employment voluntarily without Good Reason prior to the Planned Termination Date or (y) is terminated by the Company for Cause prior to the Planned Termination Date, such participation and accrual shall end as of the Actual Termination Date (or, if later, as provided in the applicable benefit plan).

(c) To the extent the relevant Company performance criteria are satisfied in accordance with the (2011) Executive Incentive Plan (the “2011 Bonus Plan”) based upon the Company’s final 2011 performance under the 2011 operating plan, Executive shall be entitled to receive his bonus under the 2011 Bonus Plan for 2011 (the “2011 Bonus”). The administrator of the bonus plan shall not use its discretion or authority to reduce the bonus otherwise earned in accordance with the preceding sentence, except to the extent applied to all executive officer participants. To the extent earned, the Executive shall receive his 2011 Bonus at the same time and to the same extent, if any, that bonus payments are made to the other 2011 Bonus Plan participants regardless of whether Executive remains employed on the payment date of such 2011 Bonus; provided, however, that if Executive (x) terminates his employment voluntarily without Good Reason prior to the Planned Termination Date or (y) is terminated by the Company for Cause prior to the Planned Termination Date, he shall not be entitled to receive any portion of the 2011 Bonus that may be unpaid as of the Actual Termination Date.

(d) Executive shall be entitled to receive 25% of his annual bonus under the executive bonus plan for 2012 (the “2012 Bonus Plan”) to the extent Company performance criteria are satisfied in accordance with the 2012 Bonus Plan based upon the Company’s final 2012 performance under the 2012 Bonus Plan as in effect as of the Actual Termination Date (the “2012 Bonus”). The administrator of the bonus plan shall not use its discretion or authority to reduce the bonus otherwise earned in accordance with the preceding sentence, except to the extent applied to all executive officer participants. Executive’s target bonus under the 2012 Bonus Plan shall equal his target bonus under the 2011 Bonus Plan and his bonus formula and goals otherwise shall be substantially consistent with those for Company’s other senior executive officers. To the extent earned, the Executive shall receive his prorated 2012 Bonus at the same time and to the same extent, if any, that bonus payments are made to the other 2012 Bonus Plan participants; provided, however, that if Executive (x) terminates his employment voluntarily without Good Reason prior to the Planned Termination Date or (y) is terminated by the Company for Cause prior to the Planned Termination Date, he shall not be entitled to receive any portion of the 2012 Bonus that may be unpaid as of the Actual Termination Date.

(e) Executive’s outstanding options to purchase Company common stock (“Company Options”) will continue to vest until March 31, 2012; provided, however, that if Executive (x) terminates his employment voluntarily without Good Reason prior to the Planned Termination Date or (y) is terminated by the Company for Cause, he shall not be entitled to receive any additional vesting after the Actual Termination Date. The post-termination period of exercisability for each of Executive’s stock options shall be as specified in the applicable option agreement and the post-termination period shall commence on March 31, 2012; provided, however, that if Executive (x) terminates his employment voluntarily without Good Reason prior to the Planned Termination Date or (y) is terminated by the Company for Cause prior to the Planned Termination Date, the post-termination exercise period shall commence on the Actual Termination Date.

3. Payments and Benefits upon Termination.

(a) Accrued Payments and Benefits. Upon the termination of employment of Executive for any reason, the Company shall pay to Executive all amounts and benefits that have accrued or were earned but remain unpaid through the date of termination in respect of salary and unreimbursed expenses, including any accrued vacation, including pursuant to Section 2 above (the “Accrued Benefits”). Except as otherwise set forth herein, Executive’s health insurance benefits will cease on the date of termination, subject to Executive’s eligibility and timely election to continue group health coverage under COBRA. Executive’s participation in all other employee benefits plans will cease on the date set forth in the applicable benefit plan, and Executive will cease accruing employee benefits, including, but not limited to, paid time off, as of the date of termination. In addition, except as otherwise set forth herein, Executive shall have the period of time following the date of termination specified in his existing written stock option agreement(s) to exercise any Company Options that are then vested and outstanding, subject to Section 2(e) above.

(b) Termination by Executive for Good Reason, on or following the Planned Termination Date, or Termination by the Company at any time without Cause. If the Executive’s employment is terminated (I) by Executive for Good Reason, (II) by Executive for any reason on or following the Planned Termination Date, or (III) by the Company without Cause at any time, then in addition to the Accrued Benefits, subject to Executive’s compliance with his obligations hereunder (including Sections 5, 6 7 and 8 below) and execution and delivery to the Company of a signed general release of claims in favor of the Company, in substantially the form attached hereto as Exhibit A (the “Release”), and subject to its non-revocation by Executive and it becoming effective within sixty (60) days following the Actual Termination Date (the “Release Effective Date”), the Executive will be entitled to the following (which, collectively are referred to herein as the “Separation Payments”):

(i) Executive will be provided salary continuation for a period of twelve (12) months of Executive’s annual base salary as in effect as of the Actual Termination Date (but in no event shall the annual salary rate be less than $364,000 per annum), less applicable withholding commencing on the first regular payroll date following the date that Executive’s Release becomes effective (the “Salary Continuation”). Notwithstanding the preceding sentence, but subject to Section 17 hereof, if any portion of the Salary Continuation is subject to Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) as nonqualified deferred compensation, then the Salary Continuation shall be paid as follows: three twelfths (3/12) of such amount shall be paid on the first regular payroll date following the sixtieth (60th) day after the Actual Termination Date and one twenty-fourth (1/24) of such amount shall be paid on each of the bi-monthly, corresponding regular payroll dates during each of the next nine (9) months thereafter.

(ii) Subject to Section 17 hereof, Executive will be provided a single lump sum retention bonus payment, payable within forty-five (45) days following the later of the Release Effective Date and March 31, 2012, equal to (x) six (6) months of Executive’s annual base salary as in effect as of the Actual Termination Date (but in no event shall the annual salary rate be less than $364,000 per annum), plus (y) the unpaid portion (if any) of Executive’s salary through March 31, 2012 as described in Section 2(a), plus (z) one million dollars ($1,000,000).

(iii) To the extent such benefits are available under the Company’s benefits plans, Executive will receive continuation of the health insurance benefits provided to Executive and Executive’s eligible dependents under the Company’s benefit plans, subject to Executive’s continued payment of the employee-portion of the premium contributions for Executive and Executive’s eligible dependents as required immediately before the Actual Termination Date, until the earlier of: (i) the end of the 18-month period following Actual Termination Date or (ii) the date Executive or Executive’s eligible dependents become covered under another employer group health plan. Alternatively, if Executive so elects and pays to continue health insurance under Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), then starting the next calendar month after the Actual Termination Date, Executive will be reimbursed on a monthly basis in an amount equal to the monthly amount the Company was paying as the company-portion of premium contributions for health coverage for Executive and Executive’s eligible dependents immediately before the Actual Termination Date, until the earlier of: (i) the end of the 18-month period following the Actual Termination Date or (ii) the date Executive or Executive’s eligible dependents lose eligibility for COBRA continuation coverage. The period of such company-reimbursed COBRA continuation coverage shall be considered part of Executive’s (and Executive’s eligible dependents’) COBRA coverage entitlement period. Executive will be solely responsible for timely electing such continuation coverage for Executive and Executive’s eligible dependents. Any increase in the number of covered dependents by Executive during the period that Executive continues in the Company’s health insurance benefit plans or receives company-paid reimbursement of COBRA premiums will be at Executive’s own expense.

For purposes of this Agreement, “Cause” shall mean (i) a failure by Executive to substantially perform his reasonable duties as Chief Executive Officer of the Company, other than any failure resulting from Executive’s complete or partial incapacity due to physical or mental illness or impairment; (ii) a felony conviction or a plea or “no contest,” and which has a adverse effect on the business or affairs of the Company or its affiliates or stockholders (other than a clearly immaterial effect); (iii) intentional or willful misconduct or refusal to follow the reasonable and lawful instructions of the Board consistent with clause (i); (iv) intentional breach of Company confidential information obligations which has a material adverse effect on the Company or its affiliates or stockholders; (v) material fraud or dishonesty against the Company; (vi) material violation of Company policy or agreement; or (vii) failure to cooperate with the Company in any investigation or formal proceeding by the Board or any governmental or self-regulatory entity except that Executive’s failure to waive attorney-client privilege in connection with any such investigation or proceeding will not constitute “Cause”. For these purposes, no act or failure to act shall be considered “intentional or willful” unless it is done, or omitted to be done, in bad faith without a reasonable belief that the action or omission is in the best interests of the Company. No termination of Executive for Cause shall be effective unless: Executive is given written notice from the Board of the condition that could constitute Cause and, if capable of being cured, at least thirty (30) days to cure the condition.

For purposes of this Agreement, “Good Reason” shall mean Executive’s resignation within thirty (30) days following the expiration of any Company cure period following the occurrence of one or more of the following, without Executive’s written consent: (i) a material reduction in

Executive’s responsibilities relative to Executive’s duties, authorities or responsibilities as in effect on the date of this Agreement; (ii) a change in the Executive’s reporting structure such that he no longer reports to the Board, (iii) a material reduction in Executive’s annual base compensation; (iv) a material breach of this Agreement by the Company; and (v) a material change in the geographic location at which Executive must perform services; provided, however, that any requirement of the Company that Executive be based anywhere within fifty (50) miles from Executive’s primary office location as of the date of this Agreement or within fifty (50) miles from Executive’s principal residence will not constitute a material change under this clause (v).

Executive will not resign for Good Reason without first providing the Company (copying the Board) with written notice of the condition that would constitute Good Reason within ninety (90) days of the event that Executive believes constitutes Good Reason and at least thirty (30) days prior to effectiveness of such resignation for Good Reason and such condition constituting Good Reason has not been cured prior to effectiveness of such resignation.

4. No Mitigation Required. Executive shall not be required to seek other employment or to attempt in any way to reduce amounts payable to him pursuant to this Agreement. Further, the amount of benefits provided under this Agreement shall not be reduced by any compensation earned by or other benefits provided to Executive as a result of employment by another employer following the Actual Termination Date.

5. Resignation of Titles and Positions. Unless otherwise requested in writing by the Board, effective as of the earlier of (a) the date on which a new Chief Executive Officer of the Company is appointed and commences work in that capacity and (b) the Actual Termination Date (such earlier date, the “Resignation Date”), Executive will resign effective as of the Resignation Date as Chief Executive Officer of the Company and, subject to acceptance by the Board, as a member of the Board, as well any resigning effective as of the Resignation Date from any and all officerships, directorships or fiduciary positions with the Company or its affiliates, and, if requested earlier during the Transitional Period, relinquish all such positions; it being understood that if the Resignation Date shall be the date on which a new Chief Executive Officer of the Company is appointed and commences work in that capacity, such resignation by Executive from the position of Chief Executive Officer shall not be deemed for purposes of Section 3(b) to be a termination by Executive from mere employment with the Company until the Planned Termination Date; it being further understood that any affirmative termination by Executive or the Company of Executive’s employment with the Company, shall be effective as of the Actual Termination Date.

6. Confidential Information. During the Transitional Period, Executive shall continue to maintain the confidentiality of all confidential and proprietary information of the Company. Executive shall continue to comply with the terms and conditions of the Employee’s Proprietary Information and Inventions Agreement between Executive and the Company (“PIIA”). Executive shall return all of the Company’s property and confidential and proprietary information in his possession to the Company on the Actual Termination Date, except that Executive may retain his Company-issued cell phone and tablet computer provided that upon the Actual Termination Date Executive shall provide his Company-issued cell phone and tablet computer for inspection by the Company’s IT department, removal of Company confidential and proprietary information and prompt return to Executive. Executive and the Company agree that Executive’s mobile telephone number is owned by Executive and the Company will reasonably assist Executive in retaining his control of that number.

7. Non-Solicitation. Executive agrees that for a period of twelve (12) months immediately following the Actual Termination Date, Executive shall not either directly or indirectly solicit, induce, recruit or encourage any of the Company’s employees to leave their employment, or take away such employees, or attempt to solicit, induce, recruit, encourage, or take away employees of the Company, either for himself or any other person or entity. During such period of twelve (12) months immediately following the Actual Termination Date, Executive further agrees not to otherwise interfere with the relationship of the Company or any of its subsidiaries or affiliates with any person who, to the knowledge of Executive, is employed by or otherwise engaged to perform services for the Company or its subsidiaries or affiliates (including, but not limited to, any independent sales representatives or organizations) or who is, or was within the then most recent prior twelve-month period as of the Actual Termination Date, a customer or client of the Company, or any of its subsidiaries.

8. Non-Disparagement. Executive agrees that for a period of twelve (12) months immediately following the Actual Termination Date, Executive will refrain from making any derogatory or disparaging statements about the Company, its board of directors, officers, management, practices, procedures, or business operations to any person or entity. For a period of twelve (12) months immediately following the Actual Termination Date, the Company (in its formal public statements), and the Company’s executive officers and directors will refrain from making any derogatory or disparaging statements about Executive to any person or entity. Nothing in this paragraph shall prohibit Executive or the Company from providing truthful information in response to a subpoena or other legal or regulatory process. The foregoing requirement under this Section 8 will not apply to any statements (i) that Executive makes any derogatory or disparaging statements made by the Company (in its formal public statements), its executive officers and/or its directors regarding Executive or Executive’s performance as an employee of the Company so long as Executive’s statements are, in the reasonable, good faith judgment of Executive, true and extend no further than addressing such statements by the Company, and (ii) that the Company (in its formal public statements), its executive officers and/or its directors make any derogatory or disparaging statements made by Executive so long as the Company’s, its executive officers’ and/or its directors’ statements are, in the reasonable, good faith judgment of the person making the statement, true and extend no further than addressing such statements by the Company. Executive will be afforded his typical role in the Company’s public announcements and filings with respect to this Agreement but the Board of Directors of the Company will retain final authority over such announcements and filings.

9. Costs. The Company shall reimburse Executive up to $15,000 for attorneys’ fees and other fees incurred in the execution of this Agreement. Other than this $15,000 reimbursement, the Parties shall each bear their own costs, expert fees, attorneys’ fees and other fees incurred in connection with this Agreement.

10. Arbitration. The Parties agree that any controversy or claim arising out of or relating to this Agreement, or the breach thereof, shall be submitted to the American Arbitration Association (“AAA”) and that a neutral arbitrator will be selected in a manner consistent with its National Rules for the Resolution of Employment Disputes. The arbitration proceedings will allow for discovery according to the rules set forth in the National Rules for the Resolution of Employment Disputes (the “Rules”). All arbitration proceedings shall be conducted in Santa Clara County, California.

Except as provided by the Rules, arbitration shall be the sole, exclusive and final remedy for any dispute between Executive and the Company. Accordingly, except as provided for by the Rules, neither Executive nor the Company will be permitted to pursue court action regarding claims that are subject to arbitration. The Parties expressly waive any entitlement to have such controversies decided by a court or a jury. In addition to the right under the Rules to petition the court for provisional relief, Executive agrees that any party may also petition the court for injunctive relief where either party alleges or claims a violation of this Agreement in particular Section 6 of this Agreement.

11. Authority. The Company represents and warrants that the undersigned has the authority to act on behalf of the Company and to bind the Company and all who may claim through it to the terms and conditions of this Agreement. Executive represents and warrants that he has the capacity to act on his own behalf and on behalf of all who might claim through him/her to bind them to the terms and conditions of this Agreement.

12. No Representations. The Parties represent that each has had the opportunity to consult with an attorney, and has carefully read and understands the scope and effect of the provisions of this Agreement. Neither party has relied upon any representations or statements made by the other party hereto which are not specifically set forth in this Agreement.

13. Severability. In the event that any provision hereof becomes or is declared by a court of competent jurisdiction to be illegal, unenforceable or void, this Agreement shall continue in full force and effect without said provision so long as the remaining provisions remain intelligible and continue to reflect the original intent of the Parties.

14. Entire Agreement. This Agreement represents the entire agreement and understanding between the Company and Executive concerning the subject matter of this Agreement and Executive’s relationship with the Company, and supersedes and replaces any and all prior agreements and understandings between the Parties concerning the subject matter of this Agreement and Executive’s relationship with the Company, including the existing Severance and Change in Control Agreement between the Company and Executive, and excluding (a) the PIIA, (b) the agreements governing the Company Options (including the equity compensation plan under which such Company Options were granted), except as amended herein, or (c) any agreements between the Company and Executive relating to any and all right that Executive may have to indemnification by the Company pursuant to the by-laws and certificate of incorporation of the Company or pursuant to any agreement between the Company and Executive.

15. Public Filing. Executive and the Company understand and agree that this Agreement will need to be filed with the Securities and Exchange Commission and that its confidentiality cannot be protected.

16. Withholding. All sums payable to Executive hereunder are subject to all federal, state, local and other withholding and similar taxes and payments required by applicable law.

17. Code Section 409A. To the extent (a) any payments or benefits to which Executive becomes entitled under this Agreement, or under any agreement or plan referenced herein, in connection with Executive’s termination of employment with the Company constitute deferred compensation subject to Section 409A of the Code and (b) Executive is deemed at the time of such termination of employment to be a “specified employee” under Section 409A of the Code, then such payments shall not be made or commence until the earliest of (i) the expiration of the six (6)-month period measured from the date of Executive’s “separation from service” (as such term is at the time defined in Treasury Regulations under Section 409A of the Code) from the Company; or (ii) the date of Executive’s death following such separation from service; provided, however, that such deferral shall only be effected to the extent required to avoid adverse tax treatment to Executive, including (without limitation) the additional twenty percent (20%) tax for which Executive would otherwise be liable under Section 409A(a)(1)(b) of the Code in the absence of such deferral. Upon the expiration of the applicable deferral period, any payments which would have otherwise been made during that period (whether in a single sum or in installments) in the absence of this paragraph shall be paid to Executive or Executive’s beneficiary in one lump sum (without interest). Any termination of Executive’s employment is intended to constitute a “separation from service” and will be determined consistent with the rules relating to a “separation from service” as such term is defined in Treasury Regulation Section 1.409A-1. It is intended that each installment of the payments provided hereunder constitute separate “payments” for purposes of Treasury Regulation Section 1.409A-2(b)(2)(i). It is further intended that payments hereunder satisfy, to the greatest extent possible, the exemption from the application of Section 409A of the Code (and any state law of similar effect) provided under Treasury Regulation Section 1.409A-1(b)(4) (as a “short-term deferral”). To the extent that any provision of this Agreement is ambiguous as to its compliance with Section 409A of the Code, the provision will be read in such a manner so that all payments hereunder comply with Section 409A of the Code. Except as otherwise expressly provided herein, to the extent any expense reimbursement or the provision of any in-kind benefit under this Agreement is determined to be subject to Section 409A of the Code, the amount of any such expenses eligible for reimbursement, or the provision of any in-kind benefit, in one calendar year shall not affect the expenses eligible for reimbursement in any other taxable year (except for any lifetime or other aggregate limitation applicable to medical expenses), in no event shall any expenses be reimbursed after the last day of the calendar year following the calendar year in which you incurred such expenses, and in no event shall any right to reimbursement or the provision of any in-kind benefit be subject to liquidation or exchange for another benefit. The Company does not intend to report any income to Executive under Section 409A with respect to the payments and benefits under this Agreement. Executive and the Company agree to work together in good faith to consider amendments to the Agreement and to take such reasonable actions that are necessary, appropriate or desirable to avoid imposition of any additional tax or income recognition prior to actual payment to Executive under Section 409A of the Code.

18. No Waiver. The failure of any party to insist upon the performance of any of the terms and conditions in this Agreement, or the failure to prosecute any breach of any of the terms and conditions of this Agreement, shall not be construed thereafter as a waiver of any such terms or conditions. This entire Agreement shall remain in full force and effect as if no such forbearance or failure of performance had occurred.

19. No Oral Modification. Any modification or amendment of this Agreement, or additional obligation assumed by either party in connection with this Agreement, shall be effective only if placed in writing and signed by both Parties or by authorized representatives of each party.

20. Indemnification and D&O Insurance. Subject to applicable law, Executive will be provided indemnification to the maximum extent permitted by the Company’s Articles of Incorporation or Bylaws, including, if applicable, any directors and officers insurance policies, with such indemnification to be on terms determined by the Board or any of its committees, but on terms no less favorable than provided to any other Company executive officer or director and subject to the terms of any separate written indemnification agreement.

21. Governing Law. This Agreement shall be deemed to have been executed and delivered within the State of California, and it shall be construed, interpreted, governed, and enforced in accordance with the laws of the State of California, without regard to conflict of law principles. To the extent that either party seeks injunctive relief in any court having jurisdiction for any claim relating to the alleged misuse or misappropriation of trade secrets or confidential or proprietary information, each party hereby consents to personal and exclusive jurisdiction and venue in the state and federal courts of the State of California.

22. Counterparts. This Agreement may be executed in counterparts, and each counterpart shall have the same force and effect as an original and shall constitute an effective, binding agreement on the part of each of the undersigned.

23. Successors and Assigns. This Agreement, and any and all rights, duties, and obligations under this Agreement, will not be assigned, transferred, delegated, or sublicensed by Executive without the Company’s prior written consent.

[Signature Page Follows]

IN WITNESS WHEREOF, the Parties have executed this Agreement on the respective dates set forth below.

MERU NETWORKS, INC.

Dated:	October 3, 2011	By	/s/ William Quigley
William Quigley, Chairman of the Board

IHAB ABU-HAKIMA, an individual

Dated:	October 3, 2011	/s/ Ihab Abu-Hakima

[Signature Page to Transitional Employment Agreement]

EXECUTION VERSION

EXHIBIT A

GENERAL RELEASE OF ALL CLAIMS

[NOTE: DO NOT SIGN UNTIL TERMINATION OF EMPLOYMENT.]

This General Release of All Claims (hereinafter “Agreement”) is entered into by and between Ihab Abu-Hakima (hereinafter “Executive”) and Meru Networks, Inc. (hereinafter the “Company”).

WHEREAS, Executive has been employed by the Company; and

WHEREAS Executive and the Company entered into the Employee’s Proprietary Information and Inventions Agreement between Executive and the Company (“PIIA”);

WHEREAS, the Executive is the holder of certain outstanding options to purchase Company common stock (“Company Options”); and

WHEREAS Executive and the Company desire to mutually, amicably and finally resolve and compromise all issues and claims surrounding Executive’s employment by the Company and the termination thereof;

NOW THEREFORE, in consideration for the mutual promises and undertakings of the parties as set forth below, Executive and the Company hereby enter into this Agreement.

1. Consideration. In consideration of the payments and benefits offered to Executive by the Company pursuant to the Transitional Employment Agreement by and between Executive and the Company dated October 3, 2011 (the “Transitional Employment Agreement”), and in connection with the termination of Executive’s employment, Executive agrees to the following general release (the “Release”).

2. General Release of Claims.

(a) In further consideration for the payment and undertakings described above, to the fullest extent permitted by law, Executive, individually and on behalf of his attorneys, representatives, successors, and assigns, does hereby completely release and forever discharge the Company, its affiliated and subsidiary corporations, and its and their shareholders, officers and all other representatives, agents, directors, employees, successors and assigns, from all claims, rights, demands, actions, obligations, and causes of action of any and every kind, nature and character, known or unknown, which Executive may now have, or has ever had, against them arising from or in any way connected with the employment relationship between the parties, any actions during the relationship, or the termination thereof. This release covers all statutory, common law, constitutional and other claims, including but not limited to, all claims for wrongful discharge in violation of public policy, breach of contract, express or implied, breach of covenant of good faith and fair dealing, intentional or negligent infliction of emotional distress, intentional or negligent misrepresentation, discrimination, any tort, personal injury, or violation of statute including but not limited to Title VII of the Civil Rights Act, the Age Discrimination in

Employment Act, the Americans with Disabilities Act, and the California Fair Employment and Housing Act, which Executive may now have, or has ever had. The parties agree that any past or future claims for money damages, loss of wages, earnings and benefits, both past and future, medical expenses, attorneys’ fees and costs, reinstatement and other equitable relief, are all released by this Agreement.

(b) Executive and the Company do not intend to release claims for benefits owed by the Company to the Executive under the Transitional Employment Agreement, including with respect to vested Company Options, and claims that Executive may not release as a matter of law, including but not limited to claims for indemnity under California Labor Code section 2802.

(c) To the fullest extent permitted by law, any dispute regarding the scope of this general release shall be determined by an arbitrator under the procedures set forth in the arbitration clause below.

(d) Executive and the Company do not intend to release any and all right that Executive may have to indemnification by the Company pursuant to the by-laws and certificate of incorporation of the Company, pursuant to any agreement between the Company and Executive, and pursuant to any insurance policies.

3. Waiver of Unknown Claims. Executive has read or been advised of Section 1542 of the Civil Code of the State of California, which provides as follows:

A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM OR HER MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR.

Executive understands that Section 1542 gives him the right not to release existing claims of which he is not now aware, unless he voluntarily chooses to waive this right. Having been so apprised, he nevertheless hereby voluntarily elects to and does waive the rights described in Section 1542, and elects to assume all risks for claims that now exist in his favor, known or unknown.

4. Non-Admission. It is understood and agreed that the furnishing of the consideration for this Agreement shall be deemed or construed as an admission of liability or wrongdoing of any kind by the Company.

5. Covenant Not to Sue.

(a) To the fullest extent permitted by law, at no time subsequent to the execution of this Agreement will Executive pursue, or cause or knowingly permit the prosecution, in any state, federal or foreign court, or before any local, state, federal or foreign administrative agency, or any other tribunal, any charge, claim or action of any kind, nature and character whatsoever, known or unknown, which he may now have, has ever had, or may in the future have against the Company and/or any officer, director, employee or agent of the Company, which is based in whole or in part on any matter covered by this Agreement.

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(b) Nothing in this paragraph shall prohibit Executive from filing a charge or complaint with a government agency such as but not limited to the Equal Employment Opportunity Commission, the National Labor Relations Board, the Department of Labor, the California Department of Fair Employment and Housing, or other applicable state agency. However, Executive understands and agrees that, by entering into this Agreement, he is releasing any and all individual claims for relief, and that any and all subsequent disputes between the Company and Executive shall be resolved in arbitration.

(c) Nothing in this Agreement shall prohibit or impair Executive or the Company from complying with all applicable laws, nor shall this Agreement be construed to obligate either party to commit (or aid or abet in the commission of) any unlawful act.

6. Waiver of Right to Reemployment. Executive agrees that he will not be entitled to any further employment with the Company. He therefore waives any claim now or in the future to other employment or reemployment with the Company, or any of its subsidiaries, and agrees that he will not apply for nor accept employment with the Company or any of its subsidiaries in the future.

7. Return of Company Property; Obligation to Protect Proprietary Information. To the extent Executive has not already done so, he agrees to return to the Company all Company, including but not limited to the files and documents, whether electronic or hardcopy, and whether in Executive’s possession or under his control; except that Executive may retain his Company-issued cell phone and tablet computer provided that upon the Actual Termination Date Executive shall provide his Company-issued cell phone and tablet computer for inspection by the Company’s IT department, removal of Company confidential and proprietary information and prompt return to Executive. Executive reaffirms and agrees to observe and abide by the terms of the PIIA, specifically including the provisions therein regarding nondisclosure of the Company’s trade secrets and confidential and proprietary information. Executive’s signature below constitutes his certification under penalty of perjury that he has returned all documents and other items provided to Executive by the Company (other than the items specified in the Transitional Employment Agreement), developed or obtained by Executive in connection with his employment with the Company, or otherwise belonging to the Company.

8. Acknowledgement of Representation or Opportunity to be Represented by Counsel; Attorneys’ Fees. Executive acknowledges that he has been or had the opportunity to be represented by counsel in the negotiation and preparation of this Agreement. The parties further agree that each party will be responsible for his or its own attorney’s fees and costs incurred in connection with this Agreement.

9. Arbitration. Executive and the Company agree that any controversy or claim arising out of or relating to this Agreement, or the breach thereof, shall be submitted to the American Arbitration Association (“AAA”) and that a neutral arbitrator will be selected in a manner consistent with its National Rules for the Resolution of Employment Disputes. The arbitration proceedings will allow for discovery according to the rules set forth in the National Rules for the Resolution of Employment Disputes (the “Rules”). All arbitration proceedings shall be conducted in San Mateo County, California. Except as provided by the Rules, arbitration shall be the sole, exclusive and final remedy for any dispute between Executive and the Company. Accordingly, except as provided for by the Rules, neither Executive nor the Company will be permitted to pursue court

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action regarding claims that are subject to arbitration. Executive and the Company expressly waive any entitlement to have such controversies decided by a court or a jury. In addition to the right under the Rules to petition the court for provisional relief, Executive agrees that any party may also petition the court for injunctive relief where either party alleges or claims a violation of this Agreement.

10. Governing Law. This Agreement shall be construed in accordance with, and governed by, the laws of the State of California.

11. Savings Clause. Should any of the provisions of this Agreement be determined to be invalid by a court, arbitrator, or government agency of competent jurisdiction, it is agreed that such determination shall not affect the enforceability of the other provisions herein. Specifically, should a court, arbitrator, or agency conclude that a particular claim may not be released as a matter of law, it is the intention of the parties that the general release, the waiver of unknown claims, and the covenant not to sue above shall otherwise remain effective to release any and all other claims.

12. Complete and Voluntary Agreement. This Agreement, together with (a) the PIIA, (b) the Transition Agreement, (c) the Company Options and (d) any agreements between the Company and Executive relating to any and all right that Executive may have to indemnification by the Company pursuant to the by-laws and certificate of incorporation of the Company or pursuant to any agreement between the Company and Executive, constitutes the entire understanding of the parties on the subjects covered. Executive expressly warrants that he has read and fully understands this Agreement; that he has had the opportunity to consult with legal counsel of his own choosing and to have the terms of the Agreement fully explained to him; that he is not executing this Agreement in reliance on any promises, representations or inducements other than those contained herein; and that he is executing this Agreement voluntarily, free of any duress or coercion.

13. Modification. No modification, amendment or waiver of any provision of this Agreement shall be effective unless in writing signed by Executive and an authorized representative of the Company.

14. Notice and Revocation Period. Executive acknowledges that the Company advised him to consult with an attorney prior to signing this Agreement; that he understands that he has at least twenty-one (21) days in which to consider whether he should sign this Agreement; and that he further understands that if he signs this Agreement, he will be given seven (7) days following the date on which he signs this Agreement to revoke it and that this Agreement will not be effective until after this seven-day period has expired without revocation by him. Executive acknowledges that if he does not execute this Agreement within thirty (30) days following his last day of employment with the Company, this Agreement will become null and void, and Executive will have no right to the payments and benefits set forth in the Transitional Employment Agreement.

15. Effective Date. This Agreement is effective on the eighth (8th) day after Executive signed it and without revocation by him.

[Signature Page Follows]

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16. Counterparts. This Agreement may be executed in counterparts, and each counterpart shall have the same force and effect as an original and shall constitute an effective, binding agreement on the part of each of the undersigned.

MERU NETWORKS, INC.

Dated:	By:
Name:
Title:

IHAB ABU-HAKIMA, an individual

Dated:

[Signature Page to General Release of Claims]

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